UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2019

Catabasis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37467	26-3687168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Bldg. 1400E, Suite B14202 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-1971

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Election

On February 13, 2019, the Board of Directors (the “Board”) of Catabasis Pharmaceuticals, Inc., a Delaware corporation (the “Company”) elected Joanne T. Beck, Ph.D. as a director, effective immediately. Dr. Beck will serve as a Class II director with a term expiring at the Company’s 2020 annual meeting of the stockholders of the Company and until such time as her successor is duly elected and qualified, or until her earlier death, resignation or removal. Dr. Beck will serve as a member of the Science & Technology committee of the Board.

Dr. Beck has served as the Executive Vice President of Pharmaceutical Development and Operations and as a member of the Executive Committee at Celgene, a publicly held biopharmaceutical company, since 2016. Prior to Celgene, Dr. Beck worked at Shire, where she served as Senior Vice President of pharmaceutical development from 2012 to 2016. Before Shire, she held positions of increasing responsibility in Abbott’s global pharmaceutical operations and was the site head of Abbott Vascular Instruments GmbH. Prior to Abbott, Dr. Beck held positions in Process Development at Genentech and Amgen. Dr. Beck currently serves on the Board of Directors of Orchard Therapeutics, a publicly traded biopharmaceutical company and the Alliance for Regenerative Medicine, a non-profit organization. Dr. Beck holds a Bachelor of Arts in Chemistry from Lewis and Clark College, a Ph.D. in Biochemistry and Molecular Biology from Oregon Health and Science University and has completed a postdoctoral fellowship in the department of Pharmaceutical Chemistry at the University of California, San Francisco.

The Company believes that Dr. Beck is qualified to serve on the Board because of her significant experience in the areas of process development, manufacturing and supply chain of biopharmaceuticals and her experience as an executive officer and board member in the pharmaceutical industry.

Dr. Beck will receive compensation for her service as a non-employee director in accordance with the Company’s director compensation program, including the award of a one-time nonqualified stock option under the Company’s 2015 Amended and Restated Stock Incentive Plan to purchase 15,000 shares of the Company’s common stock. The stock option was granted effective February 13, 2019 and had an exercise price of $4.39 per share, which was equal to the closing price of the Company’s common stock on the Nasdaq Global Market on such grant date. The option will vest in equal annual installments over a three-year period measured from the date of grant, subject to Dr. Beck’s continued service as a director. In connection with her election, Dr. Beck entered into an indemnification agreement with the Company in a form substantially similar to the form of indemnification agreement that the Company has entered into with its other directors. This agreement requires the Company to indemnify Dr. Beck for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company.

Director Resignation

On February 13, 2019, Michael Ross, Ph.D. notified the Company of his decision to resign as a member of the Board, effective as of February 14, 2019. Dr. Ross’s resignation from the Board was not the result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATABASIS PHARMACEUTICALS, INC.

Date: February 14, 2019	By:	/s/ Jill C. Milne
Jill C. Milne
President and Chief Executive Officer